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NEWS RELEASE

LACLEDE GAS
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                                   720 OLIVE STREET, ST. LOUIS, MO 63101

                                   CONTACT: Richard N. Hargraves
                                          (314) 342-0652


FOR IMMEDIATE RELEASE
  December 13, 2001


THE LACLEDE GROUP TO HOST CONFERENCE CALL DECEMBER 14TH


     ST. LOUIS, MO -- The Laclede Group (NYSE: LG) will host a conference call on Friday, December 14, 2001, at 10:00 a.m. CST.
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     Management of the St. Louis-based energy holding company will discuss its agreement to purchase SM&P Utility Resources, Inc. from NiSource Inc. and related business matters.

     To participate in this conference call, please dial 1-800-946-0782 at least 10 minutes prior to the start time. A replay of the conference call will be available from Noon CST on December 14th until Midnight EST on December 21st. To access the replay, please dial 1-888-203-1112 and use passcode 691605 at any time during that period.

     The Laclede Group, Inc. is a public holding company committed to providing reliable natural gas service through its regulated core utility operations while developing its presence in non-regulated activities that fit well and provide opportunities for sustainable growth. Its primary subsidiary -- Laclede Gas Company -- is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial and industrial customers in St. Louis and surrounding counties of eastern Missouri. As an adjunct to its distribution service, it also operates underground natural gas storage fields. Its non-regulated subsidiaries at this time provide less than 10% of its revenues.